Exhibit T3B-2

LIMITED LIABILITY COMPANY AGREEMENT OF

STONE ENERGY OFFSHORE, L.L.C.

A Delaware Limited Liability Company

This LIMITED LIABILITY COMPANY AGREEMENT OF STONE ENERGY OFFSHORE, L.L.C. (this “Agreement”), dated as of April 28, 2008, is entered into by the Sole Member (as defined below).

In consideration of the agreements and obligations contained herein, the Member (as defined below) hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is Stone Energy Offshore, L.L.C. (the “Company”).

2. Formation. The Company has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).

3. Term. The Company shall have a perpetual existence.

4. Purpose. The Company is formed for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under Delaware law and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing.

5. Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801.

6. Sole Member. Stone Energy Corporation shall be the sole member of the Company (the “Member”). The mailing address of the Member is as follows:

Stone Energy Corporation

625 East Kaliste Saloom Rd. Lafayette, LA 70508

7. Powers. The Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by the members of limited liability companies under Delaware law.

8. Management. The business affairs of the Company shall be managed by the Member in accordance with Section 18-402 of the Act. Management of the Company shall be vested in the Member, and the Company shall not have “managers,” as that tennis used in the Act. The Member may appoint a President, Chief Executive Officer, Chief Financial Officer, one or more Vice Presidents, a Secretary and/or one or more other officers as it deems necessary, desirable or appropriate, with such authority and upon such terms and conditions as the Member deems appropriate. Any such officer shall serve at the direction of the Member and may be removed, with or without cause, by the Member.

9. Capital Contributions. The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

10. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect.- No other event (including, without limitation, an event described in Section 18-801(b) of the Act) will cause the Company to dissolve.

11. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

12. Amendments. The Agreement may be amended only in writing. Any such amendment must be approved and executed by the Member.

13. Assignments. The Member may assign in whole or in part its limited liability company interest in the Company in accordance with the Act.

14. Binding Effect. The Agreement shall be binding upon and inure to the benefit of the Member and its successors and permitted assigns and is not intended to confer upon any person other than the Member and its successors and permitted assigns any rights or remedies hereunder.

15. Captions. Captions contained in the Agreement are inserted as a matter of convenience and in no way define, limit, extend or describe the scope of the Agreement or the intent of any provision hereof.

16. Severability. The invalidity or unenforceability of any particular provision of the Agreement shall not affect the other provisions hereof; and the Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

17. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of · law.

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IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

STONE ENERGY CORPORATION

By:	/s/ Andrew L. Gates, III

Name:	Andrew L. Gates, Ill
Title:	Senior Vice President, General Counsel and Secretary